Prospectus Supplement No. 2

(To Prospectus dated January 7, 2004)	Filed Pursuant to Rule 424(b)(3)

File No. 333-111390

$70,000,000

Rewards Network Inc.

3¼% Convertible Subordinated Debentures due October 15, 2023 and Shares

of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements our prospectus dated January 7, 2004, as supplemented on January 16, 2004, relating to the offer and sale from time to time by certain of our securityholders of up to $70,000,000 aggregate principal amount of our 3¼% Convertible Subordinated Debentures due October 15, 2023 and the shares of our common stock issuable upon conversion of the debentures. The terms of the debentures are set forth in the prospectus dated January 7, 2004.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and the previous prospectus supplement, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in the previous prospectus supplement.

The table below sets forth recent information with respect to the selling securityholders of the debentures and the common stock issuable upon conversion of the debentures and the respective number of debentures and shares of common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder’s account pursuant to the prospectus, as supplemented by the previous prospectus supplement and as further supplemented by this prospectus supplement. The table is based on information supplied to us by or on behalf of the selling securityholders. The selling securityholders may offer and sell all, some or none of the debentures and the common stock issuable upon conversion of the debentures listed below by using the prospectus, as supplemented by the previous prospectus supplement and as further supplemented by this prospectus supplement. Because the selling securityholders may offer all or only some portion of the debentures or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their debentures or shares of common stock issuable upon conversion of the debentures since the date on which they provided the information regarding their ownership of those securities included in this prospectus supplement.

The table below supplements or amends the table of selling securityholders contained under the heading “Selling Securityholders” in the prospectus and in the previous prospectus supplement. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or the previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information set forth in the prospectus or the previous prospectus supplement.

	Prior to Offering			After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding	Aggregate Principal Amount of Debentures Being Offered	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Barclays Global Investors Diversified Alpha Plus Funds 53 Forest Avenue Old Greenwich, Connecticut 06870	$193,000	*	$193,000	$0	0

BNP Paribas Equity Strategies, SNC (1) c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road 4th Floor King of Prussia, Pennsylvania 19406	2,867,000	4.10	2,867,000	0	0

Coastal Convertibles Ltd. c/o Harbor Capital Mgmt. 2777 Summer Street Stamford, Connecticut 06905	280,000	*	280,000	0	0

CooperNeff Convertible Strategies (Cayman) Master Fund, L.P. c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road 4th Floor King of Prussia, Pennsylvania 19406	2,838,000	4.05	2,838,000	0	0

Credit Suisse First Boston LLC Reorganization Department 2nd Floor One Madison Avenue New York, New York 10010	3,350,000	4.79	3,350,000	0	0

Forest Fulcrum Fund LP 53 Forest Avenue Old Greenwich, Connecticut 06870	446,000	*	446,000	0	0

Forest Global Convertible Fund, Ltd., Class A-5 53 Forest Avenue Old Greenwich, Connecticut 06870	1,772,000	2.53	1,772,000	0	0

Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio 53 Forest Avenue Old Greenwich, Connecticut 06870	524,000	*	524,000	0	0

HFR RVA Select Performance Master Trust 53 Forest Avenue Old Greenwich, Connecticut 06870	53,000	*	53,000	0	0

LLT Limited Washington Mall-Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	145,000	*	145,000	0	0

	Prior to Offering			After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding	Aggregate Principal Amount of Debentures Being Offered	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Lyxor/Convertible Arbitrage Fund, Limited c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road 4th Floor King of Prussia, Pennsylvania 19406	251,000	*	251,000	0	0

Lyxor/Forest Fund Limited 53 Forest Avenue Old Greenwich, Connecticut 06870	655,000	*	655,000	0	0

OCM High Income Convertible Fund II Limited Partnership c/o Oaktree Capital Management, LLC 333 South Grand Avenue 28th Floor Los Angeles, California 90071	744,000	1.06	464,000	280,000	*

Polaris Vega Fund L.P. c/o Paloma Partners Management Company Two American Lane Greenwich, Connecticut 06836-2571	2,000,000	2.86	2,000,000	0	0

RBC Alternative Assets LP 53 Forest Avenue Old Greenwich, Connecticut 06870	0	*	0	0	0

Relay 11 Holdings Co. 53 Forest Avenue Old Greenwich, Connecticut 06870	101,000	*	101,000	0	0

Singlehedge U.S. Convertible Arbitrage Fund c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road 4th Floor King of Prussia, Pennsylvania 19406	801,000	1.14	801,000	0	0

Sphinx Convertible Arbitrage SPC 53 Forest Avenue Old Greenwich, Connecticut 06870	88,000	*	88,000	0	0

Sturgeon Limited Washington Mall, Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	393,000	*	393,000	0	0

Sunrise Partners Limited Partnership Two American Lane Greenwich, Connecticut 06836-2571	8,750,000	12.50	8,750,000	0	0

UBS AG London Branch 677 Washington Boulevard Stamford, Connecticut 06901	12,500,000	17.86	12,500,000	0	0

Univest Convertible Arbitrage Fund Ltd. 53 Forest Avenue Old Greenwich, Connecticut 06870	0	*	0	0	0

Xavex Convertible Arbitrage 4 Fund 53 Forest Avenue Old Greenwich, Connecticut 06870	70,000	*	70,000	0	0

	Prior to Offering			After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding	Aggregate Principal Amount of Debentures Being Offered	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Zurich Institutional Benchmarks Master Fund Ltd. 53 Forest Avenue Old Greenwich, Connecticut 06870	323,000	*	323,000	0	0

*	Less than 1%

(1) We have been advised by BNP Paribas Equity Strategies, SNC that, as of January 27, 2004, it was the beneficial owner of 4,500 shares of our common stock.

To our knowledge, none of the selling securityholders has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of debentures and/or shares of our common stock or as previously disclosed or as otherwise set forth above.

Investing in the debentures and shares of our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated February 13, 2004.

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